Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-259412) and Form S‑8 (Nos. 333-192500, 333-225036, and 333-248805) of Vince Holding Corp. of our report dated May 2, 2024 relating to the financial statements and financial statement schedule, which appears in this Form 10‑K.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 2, 2024